Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199908 and No. 333-196723 on Form S-8 of our reports dated July 26, 2019, relating to the consolidated financial statements of MiX Telematics Limited and its subsidiaries (collectively, the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 20-F of MiX Telematics Limited for the year ended March 31, 2019.

/s/ Deloitte & Touche
Registered Auditor
Johannesburg, South Africa
July 26, 2019

National Executive: *LL Bam Chief Executive Officer *TMM Jordan Deputy Chief Executive Officer; Clients & Industries *MJ Jarvis Chief Operating Officer *AF Mackie Audit & Assurance *N Sing Risk Advisory DP Ndlovu Tax & Legal TP Pillay Consulting *JK Mazzocco Talent & Transformation MG Dicks Risk Independence & Legal *KL Hodson Corporate Finance *TJ Brown Chairman of the Board

A full list of partners and directors is available on request *Partner and Registered Auditor